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                                                                   EXHIBIT  99.1

PSYCHIATRIC SOLUTIONS, INC.
(PSI LOGO)


CONTACT:
Brent Turner
Vice President, Treasurer and
Investor Relations
(615) 312-5700


          PSYCHIATRIC SOLUTIONS INCREASES GUIDANCE FOR 2005 TO REFLECT
                    IMPACT OF CMS PROSPECTIVE PAYMENT SYSTEM

                                -----------------

     2005 EARNINGS PER DILUTED SHARE NOW EXPECTED IN RANGE OF $1.43 TO $1.50

FRANKLIN, Tenn. (November 16, 2004) - Psychiatric Solutions, Inc. ("PSI") (Nasdaq: PSYS) today announced that it has increased its earnings guidance for 2005 to a range of $1.43 to $1.50 per diluted share from the previous range of $1.35 to $1.40 per diluted share. This increase reflects the expected positive impact of the final rule released on November 3, 2004, by the Centers for Medicare and Medicaid Services ("CMS") establishing a per diem prospective payment system ("PPS") for inpatient psychiatric facilities, which was required by the Balanced Budget Refinement Act of 1999. The new prospective payment system will replace the existing cost-based payment system effective for cost-reporting periods beginning on or after January 1, 2005, and will be phased in over a three-year transition period.

         This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI's business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional facilities on favorable terms; (2) the ability of PSI to improve the operations of acquired facilities; (3) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs; (5) risks inherent to the healthcare industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state healthcare programs or managed care companies and exposure to claims and legal actions by patients and others; and
(6) potential difficulties in integrating the operations of PSI with recently acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission, including the factors listed in the Annual Report on Form 10-K for fiscal year 2003 filed on March 25, 2004 under the caption "Risk Factors."



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PSYS Raises Guidance
Page 2
November 16, 2004


PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.

         Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 34 owned or leased freestanding psychiatric inpatient facilities with more than 4,000 beds. The Company also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.





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